Exhibit 99.1

Finish Line Appoints Sam Sato President, Chief Merchandising Officer; Steven Schreibman Named Vice President, Chief Marketing Officer

INDIANAPOLIS, Aug. 17, 2010—The Finish Line, Inc. (Nasdaq: FINL), a leading national retailer of athletic shoes, apparel and accessories, today announced that Samuel M. Sato has been appointed President, Chief Merchandising Officer. The company also named Steven Schreibman Vice President, Chief Marketing Officer.

Sato, who has been with Finish Line since 2007, previously served as Executive Vice President, Chief Merchandising Officer. With this appointment, Sato continues to oversee all of Finish Line’s merchandising and marketing initiatives, and in his new role is also responsible for the company’s e-commerce business. Don Courtney, who has led Finish Line’s rapidly growing online division since August 2009 will continue to serve as President, E-Commerce Division, and now reports to Sato. Steve Schneider, Finish Line President, Chief Operating Officer, who has been with the company since 1989, will continue in his current roles, overseeing store operations, real estate and information systems.

Sato came to Finish Line following a 22-year career with Nordstrom where he served as Vice President and Corporate Merchandise Manager for the Men’s Shoes Division. Prior to that, Sato served in a variety of management positions for Nordstrom including Divisional Manager, Shoes and Regional Merchandise Manager, Menswear.

“Finish Line is the premium brand in athletic shoe retailing,” said Chief Executive Officer and Chairman Glenn Lyon. “Sam has played an integral role in the strategy and execution of our premium brand. We are pleased to have Sam extend his success in merchandising and marketing to our e-commerce business where he and Don will continue to drive its growth. As I take on the role of Chairman in addition to my duties as CEO, I’ll focus on our company’s long-term growth while Steve and Sam will work together at the helm of our day-to-day operations, driving our business and focusing on the continued evolution of our premium brand.”

In addition to Sato’s appointment, Finish Line also named Steven Schreibman Vice President, Chief Marketing Officer. Schreibman reports to Sato and is responsible for leading all Finish Line branding and marketing initiatives.

Schreibman is a 26-year marketing veteran who has worked with some of the world’s best-known brands.  He comes to Finish Line from Nationwide Insurance, where he most recently served as Vice President, Advertising and Brand Management.  In that role, he created Nationwide’s “Life Comes At You Fast” campaign, which the company integrated across dozens of marketing initiatives such as several Super Bowl television spots, one of the most talked about starring Kevin Federline. Prior to Nationwide, Schreibman was Director of Marketing for Victoria’s Secret, where among other initiatives, he led a revamp of the company’s loyalty program.  Schreibman’s experience also includes stints at L’Oréal, Phillip Morris, and VH1.

He is a graduate of Pace University’s Lubin School of Business where he earned an MBA degree in Marketing. He also received a bachelor’s degree in business with a concentration in marketing and advertising from Indiana University’s Kelly School of Business.

“Steven is a proven marketing leader with strong creative and analytical skills,” said Sato. “He has helped several iconic brands to evolve and use marketing effectively to drive business results. We are pleased to have Steven at Finish Line as we work to achieve greater levels of brand equity, customer loyalty and sales performance.”

About Finish Line

The Finish Line, Inc. is one of the nation’s largest specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 668 Finish Line stores in 47 states and offers online shopping at www.finishline.com.